INVESTOR CONTACT: MEDIA CONTACT: Nathan Annis Wendy Watkins (507) 437-5248 (507) 437-5345 IR@hormel.com media@hormel.com Hormel Foods to Host Investor Day at the New York Stock Exchange Today Updates Fiscal 2019 Earnings Guidance to $1.76 to $1.80 per share from $1.71 - $1.85 per share AUSTIN, Minn., (Oct. 10, 2019) - Today, Hormel Foods (NYSE: HRL), a global branded food company, will host its Investor Day at the New York Stock Exchange in New York City. Jim Snee, Chairman of the Board, president and chief executive officer, and Jim Sheehan, executive vice president and chief financial officer along with nine other senior executives will provide insights on the company's strategies for delivering sustainable long-term growth. In addition, Snee will outline the Company’s 2020 Path Forward, a set of six strategic initiatives to achieve the company’s key results. In connection with Investor Day, the company updated its fiscal 2019 earnings guidance to $1.76 - $1.80 per share from $1.71 - $1.85 per share. The company will provide details of the fourth quarter results and fiscal 2020 outlook on its upcoming earnings call on November 26, 2019. Today’s event will start at 8am EST and conclude at 12:00pm EST. The speaker presentations for the event will be published at 7:55am EST. To view the live videocast of the event or the presentations, go to the company’s website, www.hormelfoods.com, click on Investors, and you will find a link to the videocast and presentations. If you are unable to view the live videocast, an archived version will be available at the above-mentioned website following the presentation. About Hormel Foods – Inspired People. Inspired Food.™ Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of "The 100 Best Corporate Citizens" by Corporate Responsibility Magazine for the 11th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future — Inspired People. Inspired Food.™ — focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

Forward Looking Statements This news release contains forward-looking information based on management's current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding "Forward-Looking Statements" and "Risk Factors" that appears on pages 35-41 in the company's Form 10-Q for the quarter ended July 28, 2019, which can be accessed at www.hormelfoods.com in the "Investors" section.